Exhibit 10.1
May 20, 2010
Mr. Ashit Jain
Global Industries Asia Pacific Pte. Ltd.
41 Science Park Road
#03-24/28, the Gemini
Singapore Science Park 11
Singapore 117610

Re:	Promotion and Relocation to Houston
Dear AJ:
     This Letter of Appointment sets out the terms and conditions on which you are being transferred from Singapore to Houston, Texas.
1.	Position

Title: Chief Operating Officer

Salary: US$325,000 per year

Effective Date: June 16, 2010

2.	Annual Incentive
     You will continue to be eligible for participation in the Company’s Annual Stock Incentive Plan for 2010 (Bonus Plan). The target participation level is 50% of your revised annual salary.
3.	Benefits
     The Company offers a variety of employee benefits designed to protect you and your dependants from financial loss due to sickness, disability or death. A summary of executive level benefits is attached. Our most current informational brochure on general benefits is attached.
4.	Equity Awards
     As an executive with the Company, you are eligible for awards of stock-based compensation. Generally, such awards are made in February following approval by the Board of Directors. While the number of shares granted and the components of our equity award program may vary, our current annual program consists of performance share units. As you commence
Initials
11490 Westheimer • Suite 400 • Houston, Texas 77077 • (281) 529-7979 • Fax # (281) 529-7980

Mr. Ashit Jain May 20, 2010 Page 2
your new position with the Company, an additional target award of 12,000 Performance Share Units under the 2010-2011 cycle has been approved by the Board. These shares may be earned based upon achievement of the EPS goals established by the Committee for the cycle. Assuming that the Board follows prior practice, you can anticipate another equity award in February 2011.
5.	Foreign Resident Allowance

This allowance will be discontinued on June 15, 2010.

6.	Foreign Service Premium

This allowance will be discontinued on June 15, 2010.

7.	Housing
     While assigned in Singapore, you and your family resided in Company-provided housing that will remain under lease following your relocation. Please arrange an inspection of the home after you have removed your personal possessions to document the condition of the residence so that we can confirm if any repairs are required for which you are responsible. We will then arrange for cleaning of the house before relocation of the next resident.
8.	Federal Income Tax and Social Security (FICA)
     As a consequence of your relocation to the United States effective June 16, 2010, your earnings will once again be subject to Federal Income Tax, State Tax and the Federal Income Contributions Act (FICA) at applicable rates.
9.	Tax Preparation Assistance
     As you will be departing the foreign area on a permanent basis in 2010, your tax return will be prepared by the Company’s tax preparer and the respective tax reimbursement due (if any) will be computed and paid to you during the 2010 tax return filing season.
10. Paid Time Off (PTO)
     You will be eligible for twenty-five (25) days of Paid Time Off (PTO) per year. PTO covers all excused absences from work such as vacation and or absences due to illness and in conjunction with short-term disability leave and disability salary continuation plan. PTO does not apply to holidays, jury duty, military leave or funeral leave. Please advise if you have any unused vacation days that will be rolled over and be used in the United States.
11. Miscellaneous Relocation Allowance
     The Company recognizes that there are many incidental expenses that will occur when you are relocating and your family’s normal living pattern is temporarily disrupted. To help you cover most of these contingency costs, you will be paid a Miscellaneous Relocation Allowance
Initials

Mr. Ashit Jain May 20, 2010 Page 3
equal to one (1) month of your base salary effective on the date your family relocates to the Houston area.
     To receive payment of the Miscellaneous Relocation Allowance, the enclosed sample memorandum should be completed, signed, approved and forwarded to the local Human Resources Manager. Requests for payment of these amounts in advance will not be considered.
12.	Excess Baggage/Air Freight
     The Company will provide reimbursement to you for the cost of one (1) checked excess bag over the two (2) checked bags permitted by the airline for you and you eligible dependents on your transfer to Houston. Also, you will be allowed to airfreight up to 500 pounds (includes packing, but excludes crating materials) of personal belongings (such as additional clothing, some kitchen supplies, etc. until your household effects shipment arrives) at company expense from your present residence in Sharjah to Houston. The value of this benefit may not be substituted for cash or other benefits in-kind.
13.	Air Travel Accommodations
     The Company will furnish one-way Business Class air transportation for you and eligible dependents residing with you on a permanent basis from your assigned foreign work location to Houston, Texas.
14.	Temporary Accommodations
     Upon arrival in Houston and while seeking permanent housing, your actual and reasonable temporary living expenses for you and your family will be reimbursed via expense report for a period of up to thirty (30) days. The temporary living expenses incurred for hotel, meals, laundry and a rental car will be reimbursed by submission of expense reports with appropriate receipts.
15.	Purchase of Primary Residence in the Houston Area
     The Company will pay reasonable closing costs (see attached list; does not include discount points) as shown on the Summary of Entitlements if you purchase your primary home in Houston or the surrounding area. Per IRS rules, all applicable taxes will be deducted from this allowance. This benefit will remain valid for up to a maximum of twelve (12) months from the date you relocate to Houston or the surrounding area. The value of this benefit may not be substituted for other benefits in-kind.
     For reimbursement of moving costs, realtor fees/commissions and approved closing costs, expenses should be submitted via the attached memorandum along with a Settlement Statement (i.e., HUD) (see attached). These amounts may be claimed after (not before) your transfer to Houston. Requests for payment of these amounts in advance will not be considered.
Initials

Mr. Ashit Jain May 20, 2010 Page 4
16.	Household Goods Storage
     The storage of your household goods in the Houston area has been Company paid in conjunction with your recently completed expatriate assignment. The Company will continue to direct pay that storage requirement through September 30, 2010, or sooner, if these services are no longer required.
17.	Voluntary Separation
     In the event you voluntarily separate from the Company, you agree to reimburse the Company for any and all relocation expenses paid to you such as: Relocation (Moving) Expenses, Miscellaneous Relocation Allowance, etc. per the following:
     Voluntarily separate within one (1) year from date of transfer: 100%
     Voluntarily separate after one (1) year from date of transfer: 0%
18.	Administrative and Miscellaneous Issues
     American Express Platinum Card
     You are eligible to receive reimbursement for the annual fee of $300 for an American Express Platinum Card. Benefits of the Platinum Card include the following:
•	Complimentary hotel upgrades

•	Complimentary access to airport clubs

•	Free memberships in premium rental car programs

•	Free enrollment in American Express Reward Program

•	Free companion tickets on international flights in first or business class

•	Travel emergency assistance

•	Baggage insurance plan

•	$1,000,000 travel insurance
     If you currently are an American Express cardholder, you may apply by calling American Express Platinum Card Services at (800) 525-3355. If you do not have an American Express card, you will be required to call AMEX’s new accounts department at (800) 354-4760. They will fax to you a one-page application form for you to complete and fax back to their office (fax no. 801-945-7900).The annual fee of $300 for the Platinum Card may be claimed via expense report. All charges incurred on the Platinum Card will be for your account with business expenses claimed via expense report as usual, per policy.
     Change-In-Control
     As a senior executive, you will be provided a Change-In-Control Agreement in a standard format as approved by the Board of Directors.
Initials

Mr. Ashit Jain May 20, 2010 Page 5
     Stock Ownership Guideline
     The Compensation Committee of the Board of Directors has implemented share ownership guidelines for all Executives. These new ownership guidelines require that all Executives hold at least one (1) times their annual base salary in market value (i.e., number of shares times stock price) of Global Industries stock within five (5) years. The Board believes this share ownership guideline will visibly link executive fortunes with those of shareholders of the long term. In order to assist you in reaching the targeted level of ownership, the Board has included the following in their definition of shares owned: shares held outright and unvested Restricted stock. Please contact me for further information regarding your specific guideline.
19.	Decision/Acceptance
     The Company would appreciate your carefully examining the terms and conditions and advising your decision to transfer and relocate to the Houston area, and acceptance of the various relocation entitlements and restrictions as indicated in this document. The various relocation entitlements are part of your overall compensation, which is personal and private; therefore, it should not be discussed with your co-workers. We trust you will keep this information confidential.
     Should you have any questions, please do not hesitate to contact me at (281) 529-7930.
Sincerely,
Global Industries Offshore, L.L.C.
David R. Sheil
Senior Vice President, Human Resources

Accepted:	Date:

Executive Benefits Summary
     The following benefits will be provided to you as part of your overall compensation package.
     Medical
     If you and your family are enrolled in Global’s medical insurance plan, you will be reimbursed 100% for your deductible, office visit co-payments, and co-insurance payments under our current medical plan through a supplemental medical plan. Prescription co-pays are also reimbursed. Charges that are considered “above usual and customary” will not be reimbursed. Benefits paid under this plan will not be considered taxable income.
     You are free to use any provider in or out of the Company approved network. However, we encourage you to use network providers whenever possible to avoid incurring charges considered “above usual and customary” for which you would not be reimbursed as well as creating a significant cost to the Company. If you do choose to utilize the services of a non-PPO provider, please be aware that you may be asked to pay in full at the time of service. While these amounts will be refunded to you, if you utilize a PPO provider you should only be asked to pay the $15 co-pay at the time services are rendered.
     Dental
     You will be reimbursed 100% of the $50 calendar year deductible, and 20% and/or 50% of co-payments for dental service charges up to the plan annual maximum of $1,000. Charges that are “above usual and customary” will not be considered for payment under either plan. Benefits paid under this plan will not be considered taxable income. You are free to use any dental provider. If your dental provider does not file claims for you, initial claims should be filed with the Company’s Benefits Administrator.
     While the Company is paying the cost of the executive dental coverage, you will be required to pay monthly dental insurance premiums for both yourself and dependents who are participating in this benefit.
     Supplemental Life/AD&D
     In addition to the one (1) times base in life insurance you will receive from the Company, you will be provided with an additional $100,000 of life insurance at no cost.
     Long Term Disability
     You will be provided with Long-Term Disability coverage at no cost. If it should become necessary for you to utilize this coverage, any benefits paid to you would be considered taxable income.